Exhibit G-1

Cinergy Corp. et al.

Notice of Proposal to Establish, Finance and Engage in Service Transactions with respect to New Nonutility Energy Services Subsidiary

     Cinergy Corp. ("Cinergy"), a registered holding company, its wholly owned nonutility holding company subsidiary, Cinergy Investments, Inc. ("Investments"), and Cinergy's wholly-owned service company subsidiary, Cinergy Services, Inc. ("Cinergy Services"), each of 139 East Fourth Street, Cincinnati, Ohio 45202, have filed an application-declaration under Sections 6(a), 7, 9(a), 10, 12(b) and 13(b) of the Act and Rules 40(a)(4), 45, 52, 54, 90 and 91 thereunder.

1.   Introduction

     Cinergy and Investments request authorization to incorporate and provide guaranties in respect of a new wholly-owned nonutility subsidiary, expected to be named Cinergy Solutions, Inc. ("Solutions"), which will market a wide variety of energy-related products and services exclusively to non-associate commercial/industrial customers (including governmental, institutional and utility companies) and residential customers. Applicants state that Solutions will offer an integrated package of "value-added" energy-related products and services to enable customers to reduce energy costs, improve energy efficiency and increase productivity. Solutions will also develop, acquire, own and operate certain energy-related projects. Applicants request authorization for Solutions to conduct its proposed business activities directly through Solutions, through wholly-owned subsidiaries of Solutions, and through subsidiaries of Solutions jointly owned with joint venture non-associates. As part of Solutions' project development and ownership activities, Applicants further request authority for Solutions to acquire, directly or indirectly through subsidiaries, securities or assets of nonassociate companies that derive substantially all their revenues from the development, ownership or operation of such projects. Finally, in connection with the formation of Solutions and its contemplated business activities, Cinergy Services requests authorization to provide an expanded range of support services to Cinergy Solutions (including any subsidiary thereof) and other system nonutility companies pursuant to an amendment to the existing Cinergy system nonutility service agreement ("NUSA").

2.   Proposed Business Activities

     Applicants request authorization for Solutions to engage in the initial business activities summarized below. Such services/products will be marketed to non-associates on a local, regional, nationwide and, as opportunities develop, international basis. The services would be priced based on competitive market rates.

     In the first place, Solutions intends to offer a complete menu of energy management and efficiency services and related consulting services, often on a turnkey basis. These activities (collectively, "Energy Management Services") may also entail the marketing, installation, operation and maintenance of various products and services designed to implement the solutions recommended in the course of providing these services. Solutions will market Energy Management Services primarily to commercial/industrial customers, but also on a smaller scale to residential customers. Energy Management Services will include (1) identification (through energy audits or otherwise) of energy and other resource (water, labor, maintenance, materials, etc.) cost reduction or efficiency opportunities; (2) design of facility and process modifications or enhancements to realize such opportunities; (3) management, or direct construction and installation, of energy conservation or efficiency equipment; (4) training of client personnel in the operation of equipment;
(5) maintenance of energy systems; (6) design, management or direct construction and installation of new and retrofit heating, ventilating, and air conditioning ("HVAC"), electrical and power systems, motors, pumps, lighting, water and plumbing systems, and related structures, to realize energy and other resource efficiency goals or to otherwise meet a customer's energy-related needs; (7) system commissioning (i.e., monitoring the operation of an installed system to ensure that it meets design specifications); (8) reporting of system results; (9) design of energy conservation programs; (10) implementation of energy conservation programs; (11) provision of conditioned power services (i.e., services designed to prevent, control or mitigate adverse effects of power disturbances on a customer's electrical system to ensure the level of power quality required by the customer, particularly with respect to sensitive electronic equipment); and (12) other similar or related activities.

     Second, Solutions will market comprehensive asset management services ("Asset Management Services"), on a turnkey basis or otherwise, in respect of energy-related systems, facilities and equipment (e.g., electric utility systems and assets, including distribution systems and substations; transmission facilities; electric generation facilities, including standby generation facilities and self-generation facilities; boilers; chillers, i.e., refrigeration and coolant equipment; HVAC; and lighting systems) located on or adjacent to premises of commercial/ industrial customers and used by such customers in connection with their business activities. Likewise, these services would be marketed to other owners of utility assets or systems such as municipalities and electric cooperatives. Additionally, these services would be marketed to developers, owners and operators of non-associate independent power production facilities ("IPPs"), including both qualifying and non-qualifying cogeneration or small power production facilities within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended (such qualifying facilities, "QFs") and exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs") within the meaning of the Act, as well as to developers, owners and operators of non-associate district thermal energy systems, i.e., energy systems consisting of central production plants that distribute steam, hot water and/or chilled water through underground pipes
to customer buildings.   In particular, Asset Management Services will
include development; engineering; design; construction and construction management; pre-operational start-up testing and commissioning; long-term operations and maintenance, including system overhaul; load control and network control; fuel procurement, transportation and storage; fly-ash and other waste disposal; management and supervision; technical, training and administrative support; and any other managerial or technical services required to operate, maintain and manage energy-related assets physically associated with customer premises or to operate, maintain and manage municipality- or electric cooperative-owned utility systems, IPPs and district thermal energy systems. Without obtaining the prior approval of the Commission in a separate filing, Solutions will not undertake any Asset Management Service if, as a result thereof, Solutions would become a "public utility company" within the meaning of the Act.

     Third, Solutions proposes to market to non-associates, primarily commercial/industrial customers, general technical consulting services with respect to energy-related matters ("Consulting Services"). Specifically, the Consulting Services will include technical and consulting services involving technology assessments, power factor correction and harmonics mitigation analysis, commercialization of electro-technologies, meter reading and repair, rate schedule analysis and design, environmental services, engineering services, billing services including conjunctive billing, summary billing for customers with multiple locations and bill auditing, risk management services, communications systems, information systems/data processing, system planning, strategic planning, finance, feasibility studies, and other similar or related services.

     Fourth, applicants request authority for Solutions to develop, acquire, own and operate "Projects," i.e.: (a) QFs and facilities necessary or incidental thereto, including thermal energy utilization facilities purchased or constructed primarily to enable the QF to satisfy the useful thermal output requirements under the Public Utility Regulatory Policies Act of 1978, as amended; and (b) district thermal energy systems and other facilities used for the production, conversion and distribution of thermal energy products, such as steam, heat, hot water and chilled water. Project development activities will include Project due diligence and design review; market studies; site inspection; preparation of bid proposals (including posting of bid bonds, cash deposits and the like); applications for required permits or regulatory approvals; acquisitions of site options and options on other necessary rights; negotiation and execution of contractual commitments with owners of existing facilities, equipment vendors, construction firms, power purchasers, thermal "host" users, fuel suppliers and other Project contractors; negotiation and execution of related financing commitments and agreements; engineering and construction of Projects; and similar activities antecedent to the acquisition, ownership and operation of a Project. In connection with its Project development and ownership activities, Applicants request authorization for Solutions to acquire securities or assets of nonassociate companies that derive substantially all their revenues from the development, ownership or operation of Projects.

    Fifth, Solutions would market energy-related services and products ("Consumer Services") exclusively to residential and small commercial customers: (1) Service lines repair/extended warranties - repair of underground utility service lines owned by and located on the customer's property and extended service warranties covering the cost of such repairs;
(2) Surge protection - meter-based and plug-in equipment to protect customer household appliances and electronic equipment from power surges, including due to lightning; (3) Appliances merchandising/repair/extended warranties - marketing of HVAC and other energy-related household appliances and, in connection therewith or separately, marketing of appliance inspection and repair services and extended service warranties covering the cost of repairing customers' appliances; (4) Utility bill insurance - utility bill payment protection, for a monthly fee for a specified number of months, in the event the customer becomes unemployed, disabled or dies; (5) Gas pilot lighting lighting of pilot lights for customers; and (6) other similar or related services.

     Sixth, Applicants propose that Solutions furnish its own or broker non-associate third-party financing to commercial/industrial and residential customers, both to support sales to customers of goods and services included within Energy Management Services, Asset Management Services and Consumer Services and in connection with sales of energy related equipment where the customer is not otherwise purchasing goods and services promoted by Solutions. Customer financing will take the form of direct loans, installment purchases, operating or finance lease arrangements (including sublease arrangements) and loan guarantees.
Interest on loans and imputed interest on lease payments will be based on prevailing market rates. The obligations will have terms of one to thirty years and will be secured or unsecured. Solutions also may assign obligations acquired from customers to banks, leasing companies or other financial institutions, with or without recourse.

     Applicants request authorization for Solutions to undertake the proposed business activities on its own, either directly or through one or more wholly-owned direct or indirect subsidiaries of Solutions, formed as corporations, partnerships, limited liability companies or other legal entities. Applicants state that the decision in particular cases whether to conduct specific business activities directly through Solutions or indirectly through one or more wholly-owned subsidiaries of Solutions will hinge on applicable business, legal, tax, accounting and strategic considerations. In addition, to mitigate risk or access skills and relationships that Solutions may require, Applicants expect that Solutions will pursue proposed business activities in certain instances through alliances with non-associates. Certain of these alliances may be relatively informal, not involving the formation of any new entities. Others may encompass formal joint ventures, possibly involving the formation of one or more wholly- or partly-owned subsidiaries of Solutions. Applicants also request authorization for Solutions to form any such joint venture subsidiaries, as in the preceding case solely for the purpose of implementing Solutions' proposed business activities. As noted above, as part of Solutions' proposed Project development and ownership activities, applicants request authority for Solutions to acquire securities or assets of nonassociate companies deriving substantially all their revenues from the development, ownership or operation of Projects.

3.   Incorporation; Guaranties

     In connection with its incorporation and initial capitalization under Delaware law, Solutions is expected to issue and sell up to 100 shares of no par value common stock to Investments for nominal cash consideration (not to exceed $1,000). Cinergy and Investments do not expect to invest more than $100 million in Solutions (including any subsidiaries of Solutions) through December 31, 2001, either by acquiring securities of Solutions or making cash capital contributions to Solutions, in exempt transactions pursuant to Rules 52 and 45(b)(4).

     Cinergy and Investments request authority through December 31, 2001 to guarantee debt and other obligations of Solutions (including any subsidiaries of Solutions) incurred in the ordinary course of business in a maximum principal amount at any one time outstanding not to exceed $250 million. Debt financing of Solutions proposed to be guaranteed by Cinergy or Investments (a) will not exceed a term of 15 years, and (b) will bear interest (1) at a floating rate not in excess of 200 basis points over the prime rate, London Interbank Offered Rate or other appropriate index in effect from time to time, or (2) t at a fixed rate not in excess of 250 basis points above the yield at the time of issuance of U.S. Treasury obligations of a comparable maturity. Any commitment and other fees on the debt will not exceed 75 basis points per annum on the total amount of debt financing. Other obligations incurred by Solutions in the ordinary course of its business as to which Cinergy and Investments propose to guarantee or otherwise act as indemnitor or surety are expected often to involve Solutions' obligation to perform under contracts with customers to which it is a party. "Guarantees" issued by Cinergy or Investments in these circumstances may take the form of procuring bid bonds and the like or guaranteeing Solutions' performance or other similar direct or indirect guarantees of Solutions' contractual or other obligations. Applicants anticipate that these parent company "backstops" will be required to establish Solutions' financial credibility to certain customers as a prerequisite to obtaining the customer's business and/or on the most favorable terms.

     Cinergy states that it will not seek recovery through higher rates to customers of Cinergy's utility subsidiaries in order to compensate it or Investments for any potential losses they may sustain, or inadequate returns they may realize, resulting from investments in Solutions or guarantees of Solutions' debt or other obligations.

4.   Staffing; Service Arrangements

     Initially, Solutions is expected to have limited full-time staff, primarily executive, management, and administrative personnel. Applicants expect that Solutions will make extensive use of outside contractors and consultants in performing its proposed business activities.

     Applicants propose that Cinergy Services render an expanded range of support services to Solutions (including any subsidiaries thereof) and the other Cinergy system nonutility companies. Pursuant to the NUSA, which was authorized by the Commission in its 1994 order approving the merger that created Cinergy and certain ancillary transactions including the formation of Cinergy Services,/1/ Cinergy Services may provide certain services, primarily administrative and management-type services, to Cinergy's nonutility subsidiaries, priced at cost for the domestic nonutility subsidiaries, as determined pursuant to Rule 90 under the Act, and at fair market value for certain foreign subsidiaries of Cinergy pursuant to Section 13(b)(1) and Rule 83, and otherwise in accordance with applicable rules and regulations promulgated by the Commission pursuant to
Section 13(b) of the Act. Specifically, the services that Cinergy Services may currently render to its nonutility associates/2/ are as follows: (1) information systems, (2) transportation, (3) human resources, (4) facilities, (5) accounting, (6) public affairs, (7) legal, (8) finance, (9) internal audit, (10) investor relations, (11) planning and (12) executive. Under the Cinergy system Utility Service Agreement ("USA"), also approved in the Commission's 1994 merger order and pursuant to which Cinergy Services renders services at cost to Cinergy's utility subsidiaries,/3/ a much broader range of services are made available. In addition to the same 12 services made available to the client companies under the NUSA, the following additional services may be provided by Cinergy Services to the utility subsidiaries: (1) electric system maintenance, (2) marketing and customer relations, (3) electric transmission and distribution engineering and construction, (4) power engineering and construction, (5) materials management, (6) power planning, (7) rates, (8) rights of way, (9) environmental affairs and (10) fuels./4/

     Applicants request authorization for Cinergy Services to provide certain additional services under the NUSA, priced in accordance with the Commission's 1994 merger order and otherwise rendered in conformance with Section 13(b) of the Act and the applicable rules and regulations thereunder. Applicants state that the proposed additional services are in general very similar to those additional services under the USA (enumerated above) that are not currently available under the NUSA and that the proposed additional services are intended to accommodate the scope of Solutions' proposed business activities as well as that of the Cinergy system's other nonutility subsidiaries. Specifically, the proposed additional services (collectively, "Additional NUSA Services") are as follows: (1) energy-related facility maintenance, (2) engineering and construction, (3) marketing and customer relations, (4) materials management, (5) fuels, (6) environmental affairs, (7) rates, (8) rights of
way and (9) energy-related system operations.   Applicants state that the
Additional NUSA Services would be implemented by means of a restatement of existing Appendix A to the NUSA (which lists and describes the currently available services under the NUSA). Applicants do not otherwise in any respect propose to amend the NUSA.

     As noted, applicants state that the Additional NUSA Services are roughly parallel to the additional functions already made available to Cinergy's utility subsidiaries under the USA. Consequently, applicants do not anticipate a need to add any new employees to Cinergy Services solely to implement the Additional NUSA Services. Applicants represent that the provision of the Additional NUSA Services will not impair Cinergy Services' ability to provide the full range of services that it currently provides to the system utility companies under the USA. All costs associated with Cinergy Services personnel rendering any Additional NUSA Services (including compensation, benefits and overhead) will be fully reimbursed by Solutions and other system companies that request and receive such services in accordance with Section 13(b) of the Act and the applicable rules and regulations thereunder, including Rules 90 and 91.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                              Endnotes

/1/  Rel. No. 35-26146, October 21, 1994.

/2/ Cinergy states that it has relatively few active nonutility subsidiaries. In 1995 and in the first nine months of 1996, Cinergy states that it has disposed of a number of nonutility subsidiaries in existence at the time of the 1994 merger through asset or stock sales to non-associates. Cinergy's currently active domestic nonutility subsidiaries are (1) TriState Improvement Company, which is engaged in the business of acquiring and holding real property for substations, electric and gas rights of way and other functions connected to the utility business of The Cincinnati Gas & Electric Company ("CG&E") and its utility subsidiaries, The Union Light, Heat and Power Company, Lawrenceburg Gas Company, Miami Power Corporation and The West Harrison Gas and Electric Company; (2) KO Transmission Company, which holds an interest in an interstate natural gas pipeline, acquired in the summer of 1996 pursuant to a settlement agreement between CG&E and the Columbia Gas System; (3) Cinergy Resources, Inc. (formerly CG&E Resource Marketing, Inc.), which is engaged in the gas marketing business; (4) Cinergy Technology, Inc. (formerly PSI Environmental Corp.), which pursues investment opportunities in technology and other energy related areas and engages in fuel brokering; and (5) Cinergy Cooling Corp., a company engaged in the preliminary stages of a district thermal energy business in downtown Cincinnati (see Rel. No. 35-26474, February 20,
1996).  Cinergy has interests in two active foreign subsidiaries, each a
FUCO:  Midlands Electricity plc and PSI Energy Argentina, Inc.

/3/ Cinergy's utility subsidiaries are CG&E and its utility subsidiaries, which among other things provide retail gas and electric service to customers in portions of Ohio, Kentucky and Indiana, and PSI Energy, Inc., which among other things provides retail electric service to portions of Indiana.

/4/ In addition, the USA expands the transportation function (which is also in the NUSA) to include utility meter work.

/5/ In addition, the existing transportation function in the NUSA would be broadened to include meter work.